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                                                                      EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of HCC Insurance Holdings, Inc. on Forms S-8 (File Nos. 333-14479, 333-14471, 333-61673, 333-61687, and 333-68771) of our reports dated March 26, 1999, on our audits of the consolidated financial statements and financial statement schedules of HCC Insurance Holdings, Inc. as of December 31, 1998 and 1997, and for the three year period ended December 31, 1998, which reports are included in this Annual Report on Form 10-K. Our reports state that they are based on the reports of KPMG LLP, independent certified public accountants with respect to their audit of the 1996 consolidated financial statements of Avemco Corporation.


PRICEWATERHOUSECOOPERS LLP

Houston, Texas
March 26, 1999